EXECUTION

FIRST HORIZON ASSET SECURITIES INC.

MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2006-FA1

TERMS AGREEMENT
(to Underwriting Agreement,
dated February 24, 2006
among the Company, First Horizon
Home Loan Corporation
and the Underwriter)

First Horizon Asset Securities Inc. 4000 Horizon Way Irving, Texas 75063	New York, New York February 24, 2006

Lehman Brothers Inc. (the “Underwriter”) agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the “Underwriting Agreement”), to purchase such Classes of First Horizon Alternative Mortgage Securities Trust 2006-FA1, Motgage Pass-Through Certificates, Series 2006-FA1 (the “Series 2006-FA1 Certificates”) specified in Section 2(a) hereof (the “Offered Certificates”). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2006-FA1 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-125158). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

Section 1. The Mortgage Pools: The Series 2006-FA1 Certificates shall evidence the entire beneficial ownership interest in two mortgage pools (“Pool I” and “Pool II” and, collectively, the “Mortgage Pools”) of conventional, fixed rate, fully amortizing one- to four-family residential mortgage loans (the “Mortgage Loans”) having the following characteristics as of February 1, 2006 (the “Cut-off Date”):

(a) Aggregate Principal Amount of the Mortgage Pools: Approximately $588,271,744 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

(b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in Pool I shall be between 239 and 360 months. The original term to maturity of each Mortgage Loan included in Pool II shall be between 168 and 180 months.

Section 2. The Certificates: The Offered Certificates shall be issued as follows:

(a) Classes: The Offered Certificates shall be issued with the following Class designations, pass through rates and class principal balances or notional amounts, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

				Required Ratings
Class	Class Principal Balance or Notional Amount(1)	Pass-Through Rate	Class Purchase Price Percentage	Fitch	S&P	Moody’s
Class I-A-1	$100,132,000.00	Variable(2)	99.226562500%	AAAA	AAA	Aaa
Class I-A-2	$130,132,000.00	Variable(2)	99.226562500%	AAAA	AAA	Aaa
Class I-A-3	$110,907,000.00	5.75%	99.226562500%	AAA	AAA	Aaa
Class I-A-4	$5,422,000.00	5.75%	99.226562500%	AAA	AAA	Aaa
Class I-A-5	$21,126,000.00	5.75%	99.226562500%	AAA	AAA	Aaa
Class I-A-6	$30,000,000.00	Variable(2)	99.226562500%	AAA	AAA	Aaa
Class I-A-7	$6,646,000.00	5.75%	99.226562500%	AAA	AAA	Aaa
Class I-A-8	$90,000,000.00	Variable(2)	99.226562500%	AAA	AAA	Aaa
Class I-A-9	$90,000,000.00	Variable(2)	99.226562500%	AAA	AAA	Aaa
Class I-A-10	$41,222,000.00	5.50%	99.226562500%	AAA	AAA	Aaa
Class I-A-11	$1,054,000.00	5.75%	99.226562500%	AAAA	AAA	Aa1
Class I-A-12	$131,222,000.00	6.00%	99.226562500%	AAA	AAA	Aaa
Class I-A-R	$100.00	5.75%	99.226562500%	AAA	AAA	Aaa
Class II-A-1	$21,962,000.00	5.50%	99.687500000%	AAA	AAA	Aaa

(1) The Class I-A-2 and Class I-A-9 Certificates accrue interest based on a Notional Amount. The Notional Amount of each such Class is calculated as described in the Prospectus Supplement.

(2) The pass-through rates for these Classes of Offered Certificates will be variable and will be calculated as described in the Prospectus Supplement.

“N/R” indicates that these Classes of Certificates are not rated by the applicable Rating Agency.

(b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance or Notional Amount thereof plus accrued interest at the applicable per annum Pass-Through Rate set forth in 2(a) above from and including the Cut-off Date up to, but not including, February 28, 2006 (the “Closing Date”).

Section 4. Required Ratings: The Offered Certificates shall have received at least the Required Ratings from Fitch, Inc. (“Fitch”), Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) set forth in Section 2(a) above.

Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Underwriter, First Horizon Home Loan Corporation and the Company.

Very truly yours,

LEHMAN BROTHERS INC.

By:
Name: Title:

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.

By:
Name: Alfred Chang Title: Vice President

FIRST HORIZON HOME LOAN CORPORATION

By:
Name: Terry L. McCoy Title: Executive Vice President